Exhibit 10.2

CITIZENS FINANCIAL SERVICES, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

Amended and Restated
Effective January 1, 2005

        DISCLAIMER

This draft plan is provided as a sample of the type of document required for the creation of a nonqualified deferred compensation program, subject to review by legal counsel. Palmer & Cay is not engaged in the practice of law or accounting.

CITIZENS FINANCIAL SERVICES, INC.
DIRECTORS DEFERRED
COMPENSATION PLAN

ARTICLE I - INTRODUCTION

Effective January 1, 1991, Citizens Financial Services, Inc. (“Company”)  established the Directors Deferred Compensation Plan ("Plan") for members of its Board of Directors ("Board"), who are not employees of the Company or an affiliate ("Non-Employee Directors").  Effective as of January 1, 2005, the Plan is amended and restated in its entirety and is intended to comply fully with the requirements of Section 409A of the Internal Revenue Code.  Benefits accrued, vested and subject to a legally binding obligation of payment as of December 31, 2004, as well as future earnings thereon, shall be “grandfathered” and shall be separately accounted for and paid in accordance with the terms, provisions and elections of the Plan in effect prior to 2005.  This amended and restated Plan is intended, and shall be interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the Code).

ARTICLE II – PLAN PARTICIPANTS

Each Non-Employee Director shall become a Participant under the Plan by filing the written Election Form described in Section III below with the Plan Administrator appointed by the Compensation Committee of the Board ("Committee") with respect to the retainer and meeting fees (“Compensation”) payable to the Non-Employee Director for his services as a member of the Board.
ARTICLE III - DEFERRAL ELECTIONS

3.1   Each Participant may elect to defer receipt of some or all of his Compensation and have the deferred amount credited to the Account established for him under the Plan.

3.2   Upon his initial election to participate, a Participant shall elect as a form of payment either a lump sum distribution or a series of five (5) annual installments.  Such election of form or payment shall apply to future deferrals under the Plan and shall be irrevocable, except as provided in Section 5.5.

3.3   A written election (Election Form) to defer an amount or a percentage of Compensation effective for a calendar year shall be delivered to the Plan Administrator prior to the first day of such calendar year. The election shall remain in effect for subsequent calendar years until a revised Election Form is delivered to the Plan Administrator on or before the first day of the calendar year in which the revision is to become effective. Except as provided in Section 3.4 below, an initial Election Form or a revised Election Form shall apply only to Compensation otherwise payable to a Participant after the end of the calendar year in which such initial or revised Election Form is delivered to the Plan Administrator.  Any Election Form delivered by a Participant shall be irrevocable with respect to any Compensation covered by the elections set forth therein. If an Election Form is not in effect for a Non-Employee Director for a calendar year, he shall be deemed to have elected not to defer Compensation for such calendar year.

3.4    Notwithstanding the preceding provisions of this Article, an election made by a Participant in the calendar year in which he first becomes eligible to participate in the Plan may be made pursuant to an Election Form delivered to the Plan Administrator within 30 days after the date on which he initially becomes eligible to participate, and such Election Form shall be effective with respect to Compensation earned from and after the date such Election Form is delivered to the Plan Administrator.
ARTICLE IV - PARTICIPANT ACCOUNTS

4.1   Compensation deferred by a Participant shall be credited to the Participant's Account as of the date it would otherwise have been paid.

4.2   Each Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the applicable Participant (or the beneficiaries of a deceased Participant). The Account shall be a mere bookkeeping device, and no assets are required to be set aside or earmarked for any such Account.

4.3   From time to time the Plan Administrator will provide Participants with a portfolio of one or more Deemed Crediting Options under the Plan.  If more than one Deemed Crediting Option is available, a participant shall designate in his Election Form the Deemed Crediting Option(s) by which gains and losses will be credited to his Account.  A Participant may change the allocation among Deemed Crediting Options for his Account by written direction filed with the Plan Administrator in accordance with policies and procedures established by the Plan Administrator from time to time. The initial Deemed Crediting Option shall be an interest rate determined by the Plan Administrator from time to time.

ARTICLE V - DISTRIBUTION OF ACCOUNTS

5.1   A Participant’s Account will be distributed to him, in whole or in part as provide in Section 5.2 below, as soon as administratively possible following his death, Disability (as defined pursuant to Code Section 409A) or Separation from Service as a Director of the Bank, except as provided in Section 5.5.

5.2   As elected by the Participant upon his initial participation, a distribution or distributions shall be made either in a lump sum or in a series of five (5) annual installments, the first equal to one fifth (1/5) of his Account, the second installment one year later equal to one fourth (1/4) of his Account, and continuing until the entire Account has been distributed.  Until fully distributed, a Participant’s Account shall continue to be credited with earnings in accordance with the Deemed Crediting Option(s), as provided in Section 4.3.

5.3   If a Participant dies after becoming entitled to a distribution hereunder but prior to receipt of his entire distribution, his Account shall be distributed to such beneficiary or beneficiaries designated by the Participant in writing last filed with the Plan Administrator prior to his death, or in the absence of such designation or of any living beneficiary, to the personal representative of his estate.  The form of payment shall be the same as the Participant elected for his own distribution.

5.4   In the discretion of the Corporate Governance and Nominating Committee (the Committee) of the Board, and at the written request of a Participant, up to 100% of the balance of his Account, determined as of the last day of the calendar month prior to the date of distribution, may be distributed to a Participant in a lump sum in the case of an Unforeseeable Emergency, subject to the limitations set forth below.  For purposes of this Section an Unforeseeable Emergency is a severe financial hardship of the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a)) of the Participant, loss of the Participant's property due to casualty or other similar, extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, as determined by the Committee in its discretion, but in any case payment may not be made, to the extent that such hardship is or may be relieved:
(i) through reimbursement or compensation by insurance or otherwise;
(ii) by liquidation of the Participant's assets to the extent the liquidation of such assets would not itself cause severe financial hardship; or
(iii) by cessation of deferrals under the Plan.
Distribtuion of amounts because of an Unforeseeable Emergency shall be permitted only to the extent reasonably needed to satisfy the Unforeseeable Emergency.

5.5        Notwithstanding any provision of this Plan to the contrary, upon a Change in Control Event, as described in Code Section 409A and Treasury Regulations issued pursuant thereto, the entire balance of the Participant’s Account shall be paid to him in a lump sum as soon as administratively possible.

ARTICLE VI - ADMINISTRATION OF THE PLAN

 6.1  The Committee shall appoint one or more employees of the Company to act as the Plan Administrator. The Plan Administrator shall be responsible for the general operation and administration of the Plan, and shall have such powers as are necessary to discharge its duties under the Plan, including, without limitation, the following:

(a) With the advice of the general counsel of the Bank, to construe and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment of any benefits hereunder, to prescribe rules and procedures to be followed by Participants and their beneficiaries under the Plan, and to otherwise carry out the purposes of the Plan; and
(b) To appoint or employ individuals to assist in the administration of the Plan and any other agents deemed advisable. The decisions of the Plan Administrator shall be binding and conclusive upon all Participants, beneficiaries and other persons.

6.2  Any Participant claiming a benefit, requesting an interpretation or ruling, or requesting information, under the Plan, shall present the request in writing to the Plan Administrator, which shall respond in writing as soon as practicable. If the claim or request is denied, the written notice of denial shall state the following:
(a) The reasons for denial, with specific reference to the Plan provisions upon which the denial is based;
(b) A description of any additional material or information required and an explanation of why it is necessary; and
(c) An explanation of the Plan's review procedure. The initial notice of denial shall normally be given within 90 days after receipt of the claim. If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be 180 days. Any person whose claim or request is denied, or who has not received a response within 30 days, may request review by notice in writing to the Plan Administrator. The original decision shall be reviewed by the Plan Administrator, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.  The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be extended to 120 days. The decision on review shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE VII - AMENDMENT OR TERMINATION

7.1   The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Bank, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution or such later date as the resolution may expressly state.

7.2   No amendment or termination of the Plan shall (i) directly or indirectly deprive any current or former Participant or his beneficiaries of all or any portion of his Account as determined as of the effective date of such amendment or termination, or (ii) directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, no further deferrals shall be permitted, but Accounts shall continue to be credited with earnings or losses pursuant to Article IV until distributed to Participants or their beneficiaries in the manner and at the time described in Article V; provided, however, that within twelve months of the occurrence of a Change in Control Event (as defined in Code Section 409A and Treasury Regulations interpreting it), the Board may terminate the Plan and distribute the Accounts.

ARTICLE VIII - GENERAL PROVISIONS

8.1   The Plan at all times shall be unfunded. However, the Company may, but shall not be required to, segregate assets in trusts or otherwise, for the payment of benefits under the Plan.  The right of a Participant or his beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to Accounts shall constitute general assets of the Company.

8.2   Nothing contained in the Plan shall constitute a guaranty by the Company, the Committee, the Plan Administrator, or any other person or entity, that the assets of the Company will be sufficient to pay any benefit hereunder. No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.

8.3   Establishment of the Plan shall not be construed to give any Participant the right to be retained as a member of the Board.

8.4   No interest of any person or entity in, or right to receive a distribution under, the Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.5   The Plan shall be construed and administered under the laws of the State of Pennsylvania, except to the extent preempted by federal law.

8.6   If any person entitled to a payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution that is contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, the Committee, the Plan Administrator and the Plan therefore.

8.7   The Plan shall be continued, following a transfer or sale of assets of the Company, or following the merger or consolidation of the Company into or with any other corporation or entity, by the transferee, purchaser or successor entity, unless the Plan has been terminated by the Company pursuant to the provisions of Section VII prior to the effective date of such transaction.

8.8   Each Participant or beneficiary shall keep the Plan Administrator informed of his current address. The Plan Administrator shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Plan Administrator within three years after the date on which payment of the Participant's benefits under the Plan may first be made, payment may be made as though the Participant had died at the end of the three year period. If, within one additional year after such three year period has elapsed, or, within three years after the actual death of a
Participant, the Plan Administrator is unable to locate any beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant, or beneficiary or any other person and such benefit shall be forfeited. If such
Participant, or his beneficiary or any other person, subsequently makes a valid claim for distribution of the amount forfeited, such amount, without gains or earnings thereon, shall be distributed to such Participant or his beneficiary or such other person pursuant to
Article V.

8.9    Notwithstanding any of the preceding provisions of the Plan, none of the Company, any member of the Committee, any Plan Administrator or any individual acting as an employee or agent of the Company, the Committee or the Plan Administrator shall be liable to any Participant, former Participant, or any beneficiary or other person for any claim, loss, liability or expense incurred by such Participant, or beneficiary or other person in connection with the Plan.

 8.10   Any notice under the Plan shall be in writing, or by electronic means, and shall be received when actually delivered, or mailed postage paid as first class U.S. Mail. Notices shall be directed to the Company at its principal business office at 15 South Main Street, Mansfield, Pennsylvania 16933, to a Non-Employee Director at the address stated in his Election Form, and to a beneficiary entitled to benefits at the address stated in the Participant's beneficiary designation, or to such other addresses any party may specify by notice to the other parties.

IN WITNESS WHEREOF, the Plan has been executed on behalf of the Company on this 15th day of November, 2005.

Citizens Financial Services, Inc.

Date: November 15, 2005	By:	/s/Randall E. Black
Randall E. Black
Chief Executive Officer and President